Exhibit 99.1

OUTERWALL INC. ANNOUNCES 2013 SECOND QUARTER RESULTS

Company Delivers Solid Results, Executes on Initiatives to Drive Second Half Growth;

Completes Acquisition of ecoATM

BELLEVUE, Wash.—July 25, 2013—Outerwall Inc. (Nasdaq: OUTR), formerly Coinstar, Inc., today reported financial results for the second quarter and six months ended June 30, 2013.

“We continued to make good progress on our key initiatives that will begin to deliver for us in the second half of 2013 and drive the business over the long term. Our overall performance for the quarter was solid and we are focused on executing in the second half,” said J. Scott Di Valerio, chief executive officer of Outerwall Inc. “We added ecoATM to the Outerwall family with the acquisition of the remaining interest. We are confident that ecoATM’s innovative, environmentally-minded business model will resonate with today’s technology savvy consumers and drive additional profitable growth for our stockholders in the years to come. Redbox eclipsed 50% of the physical rental market for the first time during the second quarter, and we expect rentals and revenue per kiosks to exceed 2012 levels in the second half of the year as stronger content and enhanced marketing efforts drive improved customer frequency and retention.”

On July 23, 2013, Outerwall completed the previously announced acquisition of ecoATM for an aggregate purchase price of $350 million, inclusive of the company’s 23% stake, resulting in a cash payment of $262.9 million upon closing, which includes certain purchase adjustments for working capital. ecoATM provides an automated self-serve kiosk system to purchase used mobile phones, tablets and MP3 players for cash, with approximately 650 ecoATM kiosks currently in the marketplace.

Outerwall’s 2013 second quarter and six months financial highlights included:

	2013	2013
	Second Quarter	Six Months
• Consolidated revenue	$554.2 million	$1,128.9 million
• Net income	$46.9 million	$69.5 million
• Core adjusted EBITDA*	$124.5 million	$228.7 million
• Diluted earnings per share	$1.64	$2.42
• Core diluted earnings per share*	$1.91	$2.84
• Net cash provided by operating activities	$29.6 million	$70.7 million
• Free cash flow*	$(5.9) million	$1.9 million

*	Refer to Appendix A for a discussion of non-GAAP financial measures, including the exclusion of certain non-core items.

“Our results for the second quarter underscore our commitment to effectively manage profitable growth while driving returns for our stockholders,” said Galen C. Smith, chief financial officer of Outerwall Inc. “We continued to deploy our capital in a thoughtful and disciplined way, as demonstrated by the acquisition of ecoATM, without sacrificing our focus on managing the capital structure. In the quarter, we retired more than $86 million in principal of our existing convertible notes and repurchased nearly $25 million of our common stock, representing close to 450,000 shares.”

Revenue for the second quarter of 2013 increased 4.1% to $554.2 million compared with $532.2 million for the second quarter of 2012, driven primarily by Redbox segment revenue of $478.5 million, which increased 4.5% compared with $458.0 million for the second quarter of 2012, attributable primarily to new Redbox® kiosk installations. Coinstar, formerly known as Coin, segment revenue was $74.5 million for the second quarter of 2013, compared with $73.9 million for the same period last year.

Operating income for the second quarter of 2013 was $70.3 million, which resulted in an operating margin of 12.7%, compared with operating income of $69.8 million and an operating margin of 13.1% in the second quarter of 2012.

Net income for the second quarter of 2013 was $46.9 million, or diluted earnings per share of $1.64, compared with $36.9 million, or $1.11 per diluted share, in the second quarter of 2012. Core diluted earnings per share for the second quarter of 2013 was $1.91, excluding non-core adjustments of $0.27 per share, compared with $1.25 per diluted share, excluding non-core adjustments of $0.14 per share in the second quarter of 2012.

Several factors contributed to higher than expected diluted earnings per share for the second quarter of 2013, including:

•

$0.47 related to an update in our method for amortizing content costs in the Redbox segment to better align costs with revenue which reduced the product costs recognized in the quarter. The benefit will largely be expensed throughout the second half of 2013; and

•	$0.62 related to the sale of certain NCR kiosks through a wholly owned subsidiary which generated a one-time tax benefit; which were partially offset by

•	A loss in the amount of $0.04 based on an updated purchase price allocation for the NCR acquisition and the costs associated with the sale of certain of these NCR kiosks; and

•	$0.05 of incremental interest expense associated with our repurchase of $48.4 million in face value of convertible notes.

Net cash provided by operating activities in the second quarter of 2013 was $29.6 million, compared with $139.3 million in the second quarter of 2012. Cash capital expenditures for the second quarter of 2013 were $35.5 million, compared with $38.7 million in the second quarter of 2012. Free cash flow for the second quarter of 2013 was $(5.9) million, compared with $100.6 million in the second quarter of 2012. The negative free cash flow in the quarter reflects the impact of several working capital items including cash tax payments of $44.2 million, a reduction in accounts payable of $41.0 million due to timing between quarters and reflective of seasonality, along with $4.0 million of incremental interest associated with early retirement of our convertible notes.

During the second quarter, the company retired $86.6 million in principal of its 4.0% Convertible Senior Notes through repurchases of $48.4 million and $38.2 million in conversions by investors for $107.1 million, excluding accrued interest, in cash and the issuance of 255,499 shares of common stock. The aggregate outstanding principal remaining was $53.7 million at the end of the second quarter.

Also during the quarter, the company repurchased approximately $24.9 million of its common stock, representing approximately 447,500 shares at an average price of $55.66 per share. As of June 30, 2013, there was $322.8 million remaining under the current board authorization for stock repurchases.

Guidance

Guidance for the 2013 full year and third quarter reflects, among other factors, Outerwall management’s expectations related to the following:

•	The acquisition of ecoATM;

•

The impact of selling certain NCR kiosks through a wholly owned subsidiary, which generated net cash proceeds of $11.8 million and generated a tax benefit of $17.8 million benefitting core diluted EPS by $0.62 for the second quarter of 2013;

•	The change in method for amortizing content costs; and

•	Interest expense related to the Senior Unsecured Notes issued in March.

For the 2013 full year, Outerwall management expects:

•	Consolidated revenue between $2.372 billion and $2.475 billion;

•	Core adjusted EBITDA between $507 million and $538 million;

•	Core diluted EPS between $5.76 and $6.26 on a fully diluted basis; and

•	Free cash flow between $211 million and $227 million.

For the 2013 third quarter, Outerwall management expects:

•	Consolidated revenue between $604 million and $630 million;

•	Core adjusted EBITDA between $129 million and $139 million; and

•	Core diluted EPS between $1.36 and $1.51 on a fully diluted basis.

Additional Information

Outerwall has provided additional comments on guidance and the ecoATM acquisition in prepared remarks that also review the company’s 2013 second quarter operating and financial results. The prepared remarks and supplemental slides, as well as this press release, are posted on the Investor Relations section of the corporate website at ir.outerwall.com. The 2013 second quarter Segment Supplement, which provides historical data in Excel format, is also posted on the website.

Conference Call

CEO J. Scott Di Valerio and CFO Galen C. Smith will host a conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to answer questions related to the company’s performance and guidance. The conference call will be webcast live and archived on the Investor Relations section of Outerwall’s website at ir.outerwall.com. A recording of the call will be available approximately two hours after the call ends through August 7, 2013, at 1-888-843-7419 or 1-630-652-3042, passcode 3513 5633.

About Outerwall Inc.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better everyday by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, Rubi™ coffee, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

Safe Harbor for Forward-Looking Statements

Certain statements in these prepared remarks are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward- looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2013 second quarter and 2013 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. and Redbox, as well as from risks and uncertainties beyond Outerwall Inc.‘s control. Such risks and uncertainties include, but are not limited to,

•	competition from other digital entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into a new business,

•	our limited ability to direct the management or policies of the new joint venture with Verizon Communications,

•	failure to receive the expected benefits of the NCR relationship,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	noteholders electing to convert our convertible notes,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of these prepared remarks. Outerwall Inc. undertakes no obligation to update the information provided herein.

###

(Financial Statements Follow)

Contacts

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@outerwall.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

Appendix A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA;

•	Core diluted earnings per share (“EPS”); and

•	Free cash flow.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments include i) acquisition costs primarily related to the NCR Asset Acquisition and acquisition of ecoATM, Inc., ii) a gain on the grant of a license to use certain Redbox trademarks to Redbox Instant™ by Verizon and iii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either non-recurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA

Our non-GAAP financial measure core adjusted EBITDA is defined as earnings before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA to net income, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in thousands	2013	2012	2013	2012
Net income	$46,857	$36,875	$69,461	$90,571
Depreciation, amortization and other	49,624	43,629	101,079	84,420
Interest expense, net	12,018	3,027	17,551	7,141
Income taxes	847	24,775	13,606	60,447
Share-based payments expense(1)	3,843	5,938	8,680	14,730

Adjusted EBITDA	113,189	114,244	210,377	257,309
Non-core adjustments:
Acquisition costs	1,666	2,012	1,666	3,215
Loss from equity method investments	9,629	5,044	16,654	9,385
Gain on formation of Redbox Instant by Verizon	—	—	—	(19,500)

Core adjusted EBITDA	$124,484	$121,300	$228,697	$250,409

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS

Our non-GAAP financial measure core diluted EPS is defined as diluted earnings per share excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS to diluted EPS, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Diluted EPS	$1.64	$1.11	$2.42	$2.75
Non-Core Adjustments, net of tax:(1)
Acquisition costs	0.06	0.04	0.06	0.06
Loss from equity method investments	0.21	0.10	0.36	0.17
Gain on formation of the Joint Venture	—	—	—	(0.36)

Core diluted EPS	$1.91	$1.25	$2.84	$2.62

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock.

A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in thousands	2013	2012	2013	2012
Net cash provided by operating activities	$29,562	$139,303	$70,664	$194,221
Purchase of property and equipment	(35,499)	(38,694)	(68,730)	(76,701)

Free cash flow	$(5,937)	$100,609	$1,934	$117,520

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$554,230	$532,220	$1,128,916	$1,100,399
Expenses:
Direct operating(1)	367,101	356,799	774,900	747,209
Marketing	7,539	5,610	15,496	12,567
Research and development	3,889	3,614	8,286	7,544
General and administrative	55,746	52,788	110,962	100,599
Depreciation and other	47,747	43,005	97,185	83,109
Amortization of intangible assets	1,877	624	3,894	1,311

Total expenses	483,899	462,440	1,010,723	952,339

Operating income	70,331	69,780	118,193	148,060
Other income (expense), net:
Income (loss) from equity method investments, net	(9,629)	(5,044)	(16,654)	10,115
Interest expense, net	(12,018)	(3,027)	(17,551)	(7,141)
Other, net	(980)	(59)	(921)	(16)

Total other income (expense), net	(22,627)	(8,130)	(35,126)	2,958

Income before income taxes	47,704	61,650	83,067	151,018
Income tax expense	(847)	(24,775)	(13,606)	(60,447)

Net income	46,857	36,875	69,461	90,571

Foreign currency translation adjustment(2)	(242)	(862)	(2,156)	(135)

Comprehensive income	$46,615	$36,013	$67,305	$90,436

Basic earnings per share	$1.71	$1.20	$2.53	$2.95
Diluted earnings per share	$1.64	$1.11	$2.42	$2.75
Weighted average shares used in basic per share calculations	27,438	30,776	27,465	30,682
Weighted average shares used in diluted per share calculations	28,537	33,190	28,737	32,908

(1)	“Direct operating” excludes depreciation and other of $31.6 million and $64.9 million for the three and six months ended June 30, 2013 , respectively, and $30.2 million and $60.2 million for the three and six months ended June 30, 2012, respectively.
(2)	Foreign currency translation adjustment has no tax effect for the three and six months ended June 30, 2013 and 2012, respectively.

OUTERWALL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 30, 2013	December 31, 2012
		(As adjusted)
Assets
Current Assets:
Cash and cash equivalents	$370,245	$282,894
Accounts receivable, net of allowances of $1,591 and $2,003	60,908	58,331
Short term investments	10,000	—
Content library	172,497	177,409
Deferred income taxes	6,991	7,187
Prepaid expenses and other current assets	40,271	29,686

Total current assets	660,912	555,507
Property and equipment, net	548,629	586,124
Notes receivable	26,633	26,731
Deferred income taxes	3,953	1,373
Goodwill and other intangible assets	340,183	344,063
Other long-term assets	49,184	47,927

Total assets	$1,629,494	$1,561,725

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$177,646	$250,588
Accrued payable to retailers	137,227	138,413
Other accrued liabilities	131,245	146,125
Current callable convertible debt	51,105	—
Current portion of long-term debt and other	17,515	15,529
Current portion of capital lease obligations	13,792	13,350

Total current liabilities	528,530	564,005
Long-term debt and other long-term liabilities	510,865	341,179
Capital lease obligations	13,143	15,702
Deferred tax liabilities	52,763	91,751

Total liabilities	1,105,301	1,012,637
Commitments and contingencies
Debt conversion feature	2,630	—
Stockholders’ Equity:
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized; 36,360,814 and 35,797,592 shares issued; 28,060,007 and 28,626,323 shares outstanding	470,777	504,881
Treasury stock	(353,875)	(293,149)
Retained earnings	408,440	338,979
Accumulated other comprehensive loss	(3,779)	(1,623)

Total stockholders’ equity	521,563	549,088

Total liabilities and stockholders’ equity	$1,629,494	$1,561,725

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Activities:
Net income	$46,857	$36,875	$69,461	$90,571
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	47,747	43,005	97,185	83,109
Amortization of intangible assets and deferred financing fees	2,590	1,155	5,167	2,374
Share-based payments expense	3,843	5,938	8,680	14,730
Excess tax benefits on share-based payments	(960)	(598)	(3,029)	(3,737)
Deferred income taxes	(47,327)	25,440	(36,911)	56,624
(Income) loss from equity method investments, net	9,629	5,044	16,654	(10,115)
Non-cash interest on convertible debt	1,111	1,764	2,774	3,481
Loss from extinguishments of callable convertible debt	4,011	—	5,949	—
Other	(482)	(1,802)	(1,811)	(3,313)
Cash flows from changes in operating assets and liabilities	(37,457)	22,482	(93,455)	(39,503)

Net cash flows from operating activities	29,562	139,303	70,664	194,221
Investing Activities:
Purchases of property and equipment	(35,499)	(38,694)	(68,730)	(76,701)
Proceeds from sale of property and equipment	12,700	525	12,832	669
Net sales (purchases) of short term investments	43,000	—	(10,000)	—
Receipt of note receivable principal	—	—	95	—
Acquisition of NCR DVD kiosk business	—	(100,000)	—	(100,000)
Equity investments	—	—	(14,000)	(28,350)

Net cash flows from investing activities	20,201	(138,169)	(79,803)	(204,382)
Financing Activities:
Proceeds from issuance of senior unsecured notes	—	—	343,769	—
Financing costs associated with senior unsecured notes	(142)	—	(444)	—
Principal payments on term loan and repurchase of convertible debt	(110,460)	(2,187)	(176,196)	(4,375)
Repurchases of common stock	(24,906)	(4,058)	(71,388)	(4,058)
Principal payments on capital lease obligations and other debt	(4,200)	(4,511)	(7,451)	(9,194)
Excess tax benefits related to share-based payments	960	598	3,029	3,737
Proceeds from exercise of stock options, net	5,652	1,768	6,745	3,981

Net cash flows from financing activities	(133,096)	(8,390)	98,064	(9,909)
Effect of exchange rate changes on cash	126	(737)	(1,574)	(150)

Increase (decrease) in cash and cash equivalents	(83,207)	(7,993)	87,351	(20,220)
Cash and cash equivalents:
Beginning of period	453,452	329,628	282,894	341,855

End of period	$370,245	$321,635	$370,245	$321,635

Outerwall Inc.

Business Segment Information

(in thousands)

(unaudited)

As a complement to our Consolidated Statements of Comprehensive Income, we are providing the following information related to our business segments, which includes segment operating income (loss). Management, including our chief executive officer, evaluates the performances of our business segments primarily on segment revenue and segment operating income before depreciation, amortization and other, and certain share-based payments (“segment operating income”). We utilize segment revenue and segment operating income because we believe they provide useful information for effectively allocating resources among business segments, evaluating the health of our business segments based on metrics that management can actively influence, and gauging our investments and our ability to service, incur or pay down debt.

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in thousands	2013	2012	2013	2012
Revenue:
Redbox	$478,518	$457,968	$986,438	$960,910
Coinstar	74,526	73,855	139,909	138,681
New Ventures	1,186	397	2,569	808

Consolidated revenue	$554,230	$532,220	$1,128,916	$1,100,399

Segment operating income reconciled to GAAP operating income

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in thousands	2013	2012	2013	2012
Segment operating income (loss)(1)
Redbox(2)	$107,193	$96,720	$199,367	$205,538
Coinstar	25,423	25,727	44,040	45,046
New Ventures	(9,649)	(6,152)	(17,931)	(11,769)

Subtotal	122,967	116,295	225,476	238,815
Depreciation, amortization and other:
Redbox	40,364	35,335	80,741	67,778
Coinstar	8,770	8,279	16,954	16,620
New Ventures	490	15	3,384	22

Total depreciation, amortization and other	49,624	43,629	101,079	84,420
Share-based compensation expense	3,012	2,886	6,204	6,335
Operating income (loss):
Redbox	66,829	61,385	118,626	137,760
Coinstar	16,653	17,448	27,086	28,426
New Ventures	(10,139)	(6,167)	(21,315)	(11,791)
Share-based compensation expense	(3,012)	(2,886)	(6,204)	(6,335)

Total operating income	$70,331	$69,780	$118,193	$148,060

(1)	Operating income (loss) before depreciation, amortization and other, and share-based compensation expense.
(2)	Share-based payments expense related to our content arrangements have been allocated to our Redbox segment.